Exhibit 10.10

March 1, 2018
_________________
_________________
Re:    Special Retention Bonus Plan
Dear _________________,
In recognition of your contributions and to reward you for your continued service to Brookdale, the Compensation Committee of the Company’s Board of Directors has determined that, in addition to the standard annual cash incentive plan applicable to your position, you are eligible to participate in a special retention bonus plan (the “Retention Plan”), subject to the terms and conditions described herein.
Under the Retention Plan, in exchange for your continued service to and employment with Brookdale, Brookdale will pay you a one-time, lump-sum retention bonus in the total gross amount of $__________(1) (the “Retention Bonus”). The Retention Bonus will become payable only upon your remaining actively and continuously employed by Brookdale through December 13, 2018 (such date, the “Bonus Accrual Date”).
The additional terms and conditions attached hereto, which are incorporated herein by reference, shall also apply to the Retention Plan.
Thank you for all of your efforts.
/s/ Cindy Baier
Cindy Baier
President and Chief Executive Officer

_________________

(1)	The amount awarded to the Company’s named executive officers was $350,000 for Cedric T. Coco and $450,000 for Mary Sue Patchett.

Additional Terms, Conditions and Definitions
1.    Payment. Payment of the Retention Bonus will be made as soon as administratively possible, but in no event later than thirty (30) days after the Bonus Accrual Date.
2.    Termination of Employment. You forfeit your eligibility for any portion of the Retention Bonus if you are not actively and continuously employed through the Bonus Accrual Date. Notwithstanding the foregoing, if your employment is terminated due to death or permanent or total disability, you (or your estate) will receive a prorated amount as of the date of termination, subject to other terms and conditions of the Retention Plan.
3.    Taxes. Payment of the Retention Bonus will be subject to all applicable tax withholdings.
4.    Not a Contract for Employment. The Retention Plan shall not be deemed to constitute a contract between Brookdale and any participant. The provisions of the Retention Plan shall not be deemed to abridge or limit any managerial right of Brookdale to change any participant’s at-will employment status, to give any participant the right to be retained in employment for any specific period of time, or to interfere with the right of Brookdale to discharge any participant at any time regardless of the effect which such discharge may have upon him or her as a participant. By his or her act of participation in the Retention Plan, each participant on behalf of himself or herself and his or her heirs, assigns and beneficiaries shall be deemed conclusively to have agreed to and accepted the terms and conditions of the Retention Plan.
5.    Plan Interpretation. The Compensation Committee of the Company’s Board of Directors retains the right to interpret the provisions hereof. Any decision made by the Compensation Committee shall be final and binding on each participant.
6.    Effect on Other Plans and Policies. The Retention Plan represents a special one-time bonus and will be deemed not to be part of any participant’s actual or target annual base salary, bonus or total compensation for purposes of any other plan, policy or agreement applicable to any participant.

7.    Section 409A. It is intended that (i) each payment or installment of payments provided under the Retention Plan is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary herein, if (i) on the date of your “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), you are deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of Brookdale, as determined in accordance with the company’s “specified employee” determination procedures, and (ii) any payments to be provided to the you pursuant to the Retention Plan which constitute “deferred compensation” for purposes of Section 409A are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under the Retention Plan, then such payments shall be delayed until the date that is six (6) months after the date of your “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of your death. Any payments delayed pursuant to this Section 7 shall be made in a lump sum on the first day of the seventh month following your “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of your death. The Retention Policy shall be interpreted in accordance with, and Brookdale and the participant will use their best efforts to achieve timely compliance with, Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of the Retention Policy, to the extent applicable.

By his or her act of participation in the Retention Plan, each participant on behalf of himself or herself and his or her heirs, assigns and beneficiaries shall be deemed conclusively to have agreed and acknowledged that (i) Brookdale does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to you under the Retention Plan; (ii) you have obtained independent tax advice regarding the application of Section 409A to the payments due to you hereunder, (iii) you retain full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to you hereunder and (iv) Brookdale shall not indemnify or otherwise compensate you for any violation of Section 409A that may occur in connection with the Retention Plan.